Pricing supplement No. 540BB-1

To prospectus dated October 10, 2006,

prospectus supplement dated November 13, 2006,

underlying supplement 16 dated July 22, 2008,

addendum to product supplement BB-1 dated December 13, 2007 and product supplement BB-1 dated July 2, 2007

Registration Statement No. 333-137902 Dated October 23, 2008; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$12,500,000

13-Month Securities Linked to the Deutsche Bank Liquid Commodity Index – Optimum Yield™ Excess Return (Non-Principal Protected) due November 27, 2009

General

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The securities are designed for investors who seek a leveraged return, which may be negative, linked to the performance of the Deutsche Bank Liquid Commodity Index — Optimum Yield™ Excess Return. The securities are not principal protected. If the Index declines or does not appreciate sufficiently, you will lose some of your initial investment.

•	The securities will pay a Coupon monthly and on the Maturity Date in arrears on an actual/360 basis at the LIBOR rate for the designated period (as defined below) less 0.12%.
•	Senior unsecured obligations of Deutsche Bank AG due November 27, 2009.
•	Minimum denominations of $10,000.
•	The securities priced on October 23, 2008 and are expected to settle three business days later on October 28, 2008.
•	After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate principal amount.

Summary Terms

    See “Key Terms” for the full terms of the securities, including the defined terms used in this summary.

Issuer:	Deutsche Bank AG, London Branch
Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA- to notes, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A. †

Issue Price:	100% of face amount
Index:	The Deutsche Bank Liquid Commodity Index – Optimum Yield™ Excess Return
Coupon:

Paid on a monthly basis and on the Maturity Date in arrears based on an actual/360 day count fraction. The Coupon for each Coupon Period shall be (i) LIBOR less (ii) 0.12%. For the initial Coupon Period, the Coupon rate was determined on the Trade Date based on the 1 month USD LIBOR rate that appeared on Reuters Page LIBOR01 and equals 3.13875%.

Payment at Maturity:	If you hold your securities to maturity, you will receive the Redemption Amount calculated using the Final Level applicable on the relevant Final Valuation Date and the Adjustment Factor.
Early Redemption:

The securities may be redeemed prior to the Maturity Date due to an Early Redemption at Holder’s Option, an Early Redemption at Issuer’s Option or a Mandatory Prepayment Event for the Redemption Amount calculated using the Final Level applicable on the relevant Final Valuation Date, the Discount Factor and the Adjustment Factor.

Redemption Amount:

A cash payment per $10,000 security, determined on the relevant Final Valuation Date, equal to:

$10,000 + 3 x [$10,000 x (Index Return x Discount Factor — Adjustment Factor)]

You may lose some of your investment at maturity or upon an Early Redemption Event. Even if the Index does not decline, you will lose some of your investment if the Index does not appreciate in a manner sufficient to offset the effect of the Adjustment Factor and the Discount Factor.

Trade Date:	October 23, 2008.
Settlement Date:	October 28, 2008.
Maturity Date:	November 27, 2009, subject to an Early Redemption Event and subject to postponement as defined under “Consequences of Market Disruption Events and Force Majeure Events”.
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A0 TT 0
ISIN:	US2515A0TTT06

†

A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” on page PS–8 in this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, prospectus supplements, addendum to product supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10,000.00	$0.00	$10,000.00
Total	$12,500,000.00	$0.00	$12,500,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$12,500,000.00	$491.25

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL DISCLOSURE SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global securities of which these securities are a part, and the more detailed information contained in underlying supplement 16 dated July 22, 2008, product supplement BB-1 dated July 2, 2007 and the addendum thereto dated December 13, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Addendum to product supplement BB-1 dated December 13, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement BB-1 dated July 2, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507147723/d424b21.pdf

•	Underlying supplement 16 dated July 22, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508155374/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement, addendum to product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Key Terms

These terms supplement and to the extent they contradict, replace, the terms in the product supplement.

Coupon

Coupon:

Paid on a monthly basis and on the Maturity Date in arrears based on an actual/360 day count fraction. The Coupon for each Coupon Period shall be (i) LIBOR less (ii) 0.12%. For the initial Coupon Period, the Coupon rate will be 3.13875%.

Coupon Period:	From (and including) a Coupon Payment Date, or the Settlement Date in the case of the Initial Coupon Period, to (but excluding) the following Coupon Payment Date.
Coupon Payment Dates:

The 27th of each month beginning with November 27, 2008 and ending on the Maturity Date. In the case of an Early Redemption Event, you will receive the accrued Coupon on the applicable Early Redemption Event Maturity Date. If such Coupon Payment Date is not a Business Day, the Coupon will be paid on the first following day that is a Business Day, but no adjustment will be made to the Coupon Period.

LIBOR:

The rate for deposits in U.S. dollars for the Designated Period, which appears as of 11:00 a.m., London time, on the day that is the relevant Final Valuation Date or that is two London Banking Days preceding the start of the relevant Coupon Period, as applicable, on Reuters Page LIBOR01, or, if such rate does not appear on Reuters Page LIBOR01, the USD LIBOR rate for such period that appears on Telerate Page “3750” or such other page as may replace Reuters Page LIBOR01 on Reuters or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for deposits in U.S. dollars.

A “London Banking Day” is any date on which commercial banks are open for business in London.
Designated Period:

The “designated period” for the determination of LIBOR for each Coupon Period is equal to one month. In the case of an Early Redemption Event (as defined below), you will receive the accrued Coupon on the applicable Early Redemption Event Maturity Date.

Payment at Maturity or Upon an Early Redemption

Payment at Maturity:	If you hold your securities to maturity, you will receive the Redemption Amount calculated using the Final Level applicable on the relevant Final Valuation Date and the Adjustment Factor.
Payment upon an Early Redemption Event:	Upon an Early Redemption Event, you will receive the Redemption Amount calculated using the Final Level applicable on the relevant Final Valuation Date, the Discount Factor and the Adjustment Factor.
Redemption Amount:

A cash payment per $10,000 security, determined on the relevant Final Valuation Date, equal to:

$10,000 + 3 x [$10,000 x (Index Return x Discount Factor — Adjustment Factor)]

Your investment will be exposed to any decline in the Index. If the Final Level on the relevant Final Valuation Date is less than the Initial Level, you will lose 3% of the face amount of your securities for every 1% that the Index has declined from the Initial Level. In addition, the Adjustment Factor will lower your return by 1.35% per year regardless of whether the Index appreciates or declines in value.

The Discount Factor will only apply in the case of an Early Redemption at Holder’s Option, Early Redemption at Issuer’s Option or a Mandatory Prepayment Event (each an “Early Redemption Event”).

You may lose some of your investment at maturity or upon an Early Redemption Event. Even if the Index does not decline, you will lose some of your investment if the Index does not appreciate in a manner sufficient to offset the effect of the Adjustment Factor and the Discount Factor.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:

Final Level	–1
Initial Level

Adjustment Factor:	The greater of (x) 0.0008 and (y) (0.0045 x (Days / 365)) where “Days” equals the number of calendar days from the Trade Date to, but excluding, the relevant Final Valuation Date.
Discount Factor:

1/(1 + Interest Rate x N/360), where (a) the Interest Rate will equal the linearly interpolated LIBOR rate using the two LIBOR rates with designated periods which most closely equal the time period between the relevant Final Valuation Date and November 23, 2009; provided that, if the time period between the relevant Final Valuation Date and November 23, 2009 is twelve months or more, the Interest Rate used will be LIBOR where the designated period is twelve months, and (b) “N” is equal to the number of calendar days from, and excluding, the relevant Final Valuation Date to and including November 23, 2009.

Initial Level:	482.96, the Index closing level on the Trade Date.
Final Level:

The Index closing level on the relevant Final Valuation Date, subject to adjustment in the event of a Market Disruption Event as described under “Consequences of Market Disruption Events and Force Majeure Events” below.

Final Valuation Date:

In the case of redemption on the Maturity Date, November 23, 2009.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Holder’s Option, (x) if the request to the Issuer to effect such redemption is received prior to 10:00 a.m. New York time on a Trading Day, such day or (y) if otherwise on the first Trading Day following the date on which such request is made.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Issuer’s Option, in the discretion of the Issuer, either (x) the date on which the notice of the Early Redemption at Issuer’s Option is received by the holders of the securities or, if such day is not a Trading Day, the immediately following Trading Day or (y) the immediately following Trading Day.

In the case of a Mandatory Prepayment Event, the Trading Day immediately following the Trading Day on which the Mandatory Prepayment Event occurred.

Early Redemption Mechanics

Early Redemption at Holder’s Option:

You will have the right on any Business Day prior to the Maturity Date, provided that there has not been an Early Redemption at Issuer’s Option or Mandatory Prepayment Event (each as described below), by written notice to the Issuer to require the Issuer to redeem all or a portion of the securities held by you; provided that, in the case of redemption of only a portion of your securities, any such redemption shall be of a face amount of securities of not less than $1,000,000 (the “Minimum Redemption Amount”) and, if in excess of the Minimum Redemption Amount, shall be in integral multiples of $100,000. The face amount of your securities that remains outstanding must be at least $10,000.

Notice of Early Redemption at Holder’s Option:

An Early Redemption at Holder’s Option shall be effective on the date on which such notice is actually received by the Issuer if such notice is received on a Business Day at or before 10:00 a.m., New York City time, or the next Business Day if such notice is not received on a Business Day or is received after 10:00 a.m., New York City time.

Because the securities are represented by a global security, owned by The Depository Trust Company (the “Depositary”), you must instruct the broker or other direct or indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is promptly received by the Issuer. You should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify the Issuer of the exercise of the Early Redemption at Holder’s Option.

Early Redemption at Issuer’s Option:

The Issuer may, in its sole discretion, call the securities in whole (x) on any Business Day following any date on which the Calculation Agent has notified the Issuer that the Index Sponsor has stopped publication of the Index and that (i) having used reasonable endeavors, the Calculation Agent is unable to continue to determine the value of the Index, or (ii) continuing to determine the value of the Index would be unduly burdensome or would cause the Calculation Agent to incur a cost that it would not otherwise incur, or (y) if at any time from and after the Trade Date and prior to the Maturity Date, the Index Intraday Level during any Trading Day is equal to or less than 85% of the Initial Level and the Issuer provides notice to the holders of the securities of such event by no later than 3:00 p.m., New York City time, on such day.

An “Index Intraday Level” means the level of the Index as it appears on Reuters Page “DBLCI” (or the applicable successor page) at any time between 8:30 a.m. and 2:30 p.m. (in each case, New York City time) on any Trading Day.

If the Index Sponsor stops publication of the Index, then, for the purpose of determining the Final Level used to calculate the Redemption Amount upon an Early Redemption at Issuer’s Option, the Calculation Agent will calculate the Index using the index methodology last in effect prior to the cessation of the Index publication.

Notice of Early Redemption at Issuer’s Option:

The Issuer will give you written notice of early redemption, which shall be effective on the date on which such notice is actually received by you if such notice is received on a Business Day at or before 10:00 a.m., New York City time, or otherwise on the next Business Day.

Mandatory Prepayment Event:

A “Mandatory Prepayment Event” shall occur if at any time, from and after the Trade Date and prior to the Maturity Date, the Index closing level on any Trading Day is equal to or less than 85% of the Initial Level.

Early Redemption Event Maturity Date:	Three Business Days following the relevant Final Valuation Date.

Miscellaneous

Business Day:

A day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, United Kingdom.

Trading Day:

A day, as determined by the Calculation Agent, on which the Relevant Exchanges for all Exchange Traded Instruments are open for trading during their regular trading sessions, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Exchange Trading Day:

For each Exchange Traded Instrument, a day, as determined by the Calculation Agent, on which its Relevant Exchange is open for trading during their regular trading sessions, notwithstanding the Relevant Exchange closing prior to its scheduled closing time.

Calculation Agent:	Deutsche Bank AG, London Branch

Consequences of Market Disruption Events and Force Majeure Events

If a Market Disruption Event or a Force Majeure Event relating to one or more Exchange Traded Instruments or Index Constituent is in effect on the Trade Date or the relevant Final Valuation Date, the Calculation Agent for the securities will calculate the Index closing level for the Trade Date or the relevant Final Valuation Date, as applicable, using:

•	for each Exchange Traded Instrument, the Instrument Amount on the relevant Final Valuation Date or the Trade Date, as applicable;

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for each Exchange Traded Instrument that did not suffer a Market Disruption Event on such Final Valuation Date or the Trade Date, as applicable, the closing price for such Exchange Traded Instrument on such Final Valuation Date or the Trade Date, as applicable; and

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for each Exchange Traded Instrument that did suffer a Market Disruption Event on such Final Valuation Date or the Trade Date, as applicable, the closing price for the Exchange Traded Instrument on the immediately succeeding Exchange Trading Day for such Exchange Traded Instrument on which no Market Disruption Event occurs or is continuing with respect to such Exchange Traded Instrument; provided, that if a Market Disruption Event or a Force Majeure Event has occurred or is continuing with respect to an Exchange Traded Instrument on the Trade Date and the immediately succeeding Exchange Trading Day, then the Calculation Agent will determine the closing price for the affected Exchange Traded Instrument on such immediately succeeding Exchange Trading Day in good faith and in a commercially reasonable manner. If a Market Disruption Event or a Force Majeure Event has occurred or is continuing with respect to any Exchange Traded Instrument on the relevant Final Valuation Date and is continuing for the immediately succeeding ten Exchange Trading Days, then the Calculation Agent will determine the closing price for the affected Exchange Traded Instrument on such tenth Exchange Trading Day in good faith and in a commercially reasonable manner.

If a Market Disruption Event or a Force Majeure Event exists on the relevant Final Valuation Date, the Maturity Date or Early Redemption Event Maturity Date, as applicable, will be postponed to the third Business Day following the last day on which the closing price for any Exchange Traded Instrument used in determining the Final Level is ascertained. If the Maturity Date or Early Redemption Event Maturity Date is not a Business Day, the Maturity Date or Early Redemption Event Maturity Date, as applicable, will be postponed to the first Business Day following the scheduled Maturity Date, subject to postponement in the event of a Market Disruption Event or a Force Majeure Event on the Final Valuation Date as described herein.

Market Disruption Event, Force Majeure Event, Relevant Exchange, Exchange Traded Instrument, Instrument Amount and Index Constituent are defined in underlying supplement 16.

What is the Redemption Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Redemption Amount at maturity per $10,000 security face amount, for a hypothetical range of performance for the Index from -20% to +100%. The hypothetical Redemption Amounts set forth below uses a hypothetical Initial Level of 480.00, a period of 396 calendar days from the Trade Date to the Final Valuation Date and that no Early Redemption Event occurs. Because the table and the first three examples show the hypothetical Redemption Amounts at maturity, the Discount Factor is not applicable. In addition, the Return on Securities does not reflect the Coupon payments made on the securities. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Index Return (%)	Adjustment Factor (%)	Redemption Amount per $10,000 face amount of Securities ($)	Return on Securities (%)
960.00	100%	0.49%	$39,853.53	298.54%
912.00	90%	0.49%	$36,853.53	268.54%
864.00	80%	0.49%	$33,853.53	238.54%
816.00	70%	0.49%	$30,853.53	208.54%
768.00	60%	0.49%	$27,853.53	178.54%
720.00	50%	0.49%	$24,853.53	148.54%
672.00	40%	0.49%	$21,853.53	118.54%
624.00	30%	0.49%	$18,853.53	88.54%
576.00	20%	0.49%	$15,853.53	58.54%
528.00	10%	0.49%	$12,853.53	28.54%
480.00	0%	0.49%	$9,853.53	-1.46%
432.00	-10%	0.49%	$6,853.53	-31.46%
408.00	-15%	0.49%	$5,353.53	-46.46%
384.00	-20%	0.49%	$3,853.53	-61.46%

A Mandatory Prepayment Event will occur if the Index closing level on any Trading Day is equal to or less than 85% of the Initial Level.

Hypothetical Examples of Amounts Payable at Maturity or upon Early Redemption

The first three examples illustrate how the Redemption Amounts payable at maturity set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 480.00 to a Final Level of 624.00. Assuming a period of 396 calendar days from the Trade Date to the Final Valuation Date, the investor receives a payment at maturity of $18,853.53, per $10,000 security face amount, calculated as follows:

$10,000 + 3 x [$10,000 x ((624.00 / 480.00 – 1) – (0.0045 x 396 / 365))] = $18,853.53

Example 2: The Initial Level and the Final Level of the Index are both 480.00 such that the Index Return is 0%. If the Index Return is 0%, the investor will receive a payment at maturity that is less than $10,000 per $10,000 security face amount. Assuming a period of 396 calendar days from the Trade Date to the Final Valuation Date, the investor receives a payment at maturity of $9,853.53 per $10,000 security face amount, calculated as follows:

$10,000 + 3 x [$10,000 x ((480.00 / 480.00 – 1) – (0.0045 x 396 / 365))] = $9,853.53

Example 3: The level of the Index decreases from the Initial Level of 480.00 to a Final Level of 432.00. Assuming a period of 396 calendar days from the Trade Date to the Final Valuation Date, the investor receives a payment at maturity of $6,853.53 per $10,000 security face amount, calculated as follows:

$10,000 + 3 x [$10,000 x ((432.00 / 480.00 – 1) – (0.0045 x 396 / 365))] = $6,853.53

The following two examples assume that an Early Redemption Event occurs after 100 days, and that LIBOR for the period between the Final Valuation Date and the scheduled Maturity Date is 6%.

Example 4: The level of the Index increases from the Initial Level of 480.00 to a Final Level of 624.00. The holder receives a payment on the Early Redemption Event Maturity Date of $18,540.01, calculated as follows:

The Discount Factor is calculated as follows:

1 / (1 + 0.06 x 296 / 360) = 0.9530.

The Redemption Amount is calculated as follows:

$10,000 + 3 x [$10,000 x ((624.00 / 480.00 – 1) x 0.9530 – (0.0045 x 100 / 365))] = $18,540.01.

In this example, the Adjustment Factor is smaller than in Example 1 (where the securities are held to maturity), because the Adjustment Factor accrues over 100 days instead of 396. However, the Redemption Amount in this example is less than the Redemption Amount in Example 1, because the Discount Factor mitigates the effect of the positive Index Return on the Redemption Amount.

Example 5: The level of the Index decreases from the Initial Level of 480.00 to a Final Level of 432.00. The holder receives a payment on the Early Redemption Event Maturity Date of $7,104.01, calculated as follows:

The Discount Factor is calculated as follows:

1 / (1 + 0.06 x 296 / 360) = 0.9530.

The Redemption Amount is calculated as follows:

$10,000 + 3 x [$10,000 x ((432.00 / 480.00 – 1) x 0.9530 – (0.0045 x 100 / 365))] = $7,104.01.

In this example, the Redemption Amount is greater than the Redemption Amount in Example 3 where the securities are held to maturity, because the Discount Factor mitigates the effect of the negative Index Return on the Redemption Amount, and the Adjustment Factor is smaller as it accrues over 100 days instead of 396.

SELECTED PURCHASE CONSIDERATIONS

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PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT WILL BE REDUCED BY THE ADJUSTMENT FACTOR. PAYMENT UPON ANY EARLY REDEMPTION EVENT WILL ALSO BE REDUCED BY THE DISCOUNT FACTOR IF THE INDEX RETURN IS POSITIVE — With respect to the Adjustment Factor, the payment at maturity, or upon any Early Redemption Event, will be reduced by approximately 1.35% of the $10,000 security face amount for each year the securities remain outstanding. In addition, payment upon any Early Redemption Event will be reduced by the Discount Factor if the Index Return is positive. The Adjustment Factor is applied to the value of the Index Return on the relevant Final Valuation Date, and will reduce the return on the securities regardless of whether the Index closing level on the relevant Final Valuation Date is greater than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity, or upon any Early Redemption Event, is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX – OPTIMUM YIELD™ EXCESS RETURN — The return on the securities is linked to the Deutsche Bank Liquid Commodity Index — Optimum Yield™ Excess Return. The Deutsche Bank Liquid Commodity Index — Optimum Yield™ Excess Return is composed of futures contracts on six commodities — Crude Oil, Heating Oil, Aluminum, Gold, Wheat and Corn. The Index’s “Optimum Yield” component employs a rules-based approach when the Index rolls from one futures contract to another. Rather than selecting the new futures contract based on a pre-defined schedule, the Index rolls to a successor futures contract from a list of tradable futures contracts set to expire within the next thirteen months in a manner that seeks to generate the maximum implied roll yield. In this way, the Index seeks to maximize the potential roll benefits in backwardated markets and minimize the loss from rolling down the curve in contango markets. If the price of a commodity futures contract is greater than the spot price, the market is in contango. If the price of a commodity futures contract is below the spot price, the market is in backwardation. In a contango market, as the time to expiration of the futures contract decreases, as a general matter the contract price will move toward the spot price. Assuming a flat spot price, this results in the price of the futures contract falling; the opposite is true for a market in backwardation. The closing level of the Index is calculated on an “excess return basis”.

On October 23, 2008, the Instrument Amounts for the Exchange Traded Instruments relating to the respective Index Constituents were as follows:

Index Constituent	Relevant Exchange	Instrument Amount
Heating Oil	NYMEX	22.266%
Crude Oil	NYMEX	33.772%
Aluminum	LME	11.256%
Gold	COMEX	10.029%
Corn	CBOT	12.342%
Wheat	CBOT	10.334%

For more information on the Index, including its calculation methodology, see “Deutsche Bank Liquid Commodity Index – Optimum Yield™” in underlying supplement 16. Terms relating to the Index used but not defined in this pricing supplement are defined in underlying supplement 16.

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CERTAIN INCOME TAX CONSEQUENCES — You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences” as supplemented by the accompanying addendum. Subject to the limitations described therein, although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax consequences.

This treatment is not binding on the Internal Revenue Service (the “IRS”) or a court, and is only one of several possible treatments of the securities for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially. No assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

Assuming this treatment is respected, upon sale, exchange or retirement of the securities, you will recognize capital gain or loss equal to the difference between the amount of cash received (other than any coupon payment and possibly any amount attributable to accrued but unpaid coupon) and your adjusted tax basis in the securities. This gain or loss generally will be long-term capital gain or loss if you hold the securities for more than one year. It is possible, however, that a recomposition of the Index or that a change in the methodology of the Index could be treated as a taxable event, in which case you would be required to recognize gain or, possibly, loss on each recomposition or change of methodology. While the U.S. federal income tax treatment of the stated coupon payments on the securities is uncertain, to the extent reporting is required, we intend to treat these payments as ordinary income.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of instruments such as the securities to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these investments; the relevance of factors such as exchange-traded status of the investment and the nature of the underlying property to which it is linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of investing in the securities, possibly on a retroactive basis.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments and the potential implications of the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SELECTED RISK CONSIDERATIONS

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the components of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will have leveraged exposure to any decline in the Final Level determined on the relevant Final Valuation Date as compared to the Initial Level.

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YOUR SECURITIES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may redeem your securities before the Maturity Date in certain circumstances, including if the Index Sponsor has stopped publication of the Index or the Index Intraday Level declines 15% or more from the Initial Level. In addition, we must redeem the securities in the event the Index closing level on any date is 15% or more below the Initial Level.

Under current United States federal income tax law, early redemption of the securities would be a taxable event to you. In addition, you may not be able to reinvest any amount you receive upon redemption of the securities at a rate that is equal to or higher than the rate that you may have received if the securities remained outstanding to the Maturity Date.

If the securities are redeemed prior to the Maturity Date, you will not receive any Coupon that would have otherwise accrued after the applicable Early Redemption Event Maturity Date.

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PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT IS REDUCED BY THE INCLUSION OF AN ADJUSTMENT FACTOR, AND, IF THE INDEX RETURN IS POSITIVE, PAYMENT UPON ANY EARLY REDEMPTION EVENT WILL ALSO BE REDUCED BY THE DISCOUNT FACTOR — With respect to the Adjustment Factor, the payment at maturity, or upon any Early Redemption Event, will be reduced by approximately $135 per $10,000 security face amount for each year the securities remain outstanding. In addition, payment upon any Early Redemption Event will be reduced by the Discount Factor if the Index Return on the relevant Final Valuation Date is positive. The Adjustment Factor is applied to the Index Return on the relevant Final Valuation Date, and will reduce the return on the securities regardless of whether the Index closing level on the relevant Final Valuation Date is greater than the Initial Level.

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THERE IS NO ASSURANCE THAT THE FINAL LEVEL WILL BE ABOVE 85% OF THE INITIAL LEVEL UPON A MANDATORY PREPAYMENT EVENT OR AN EARLY REDEMPTION AT ISSUER’S OPTION — There is no assurance that the Final Level will be above 85% of the Initial Level upon a Mandatory Prepayment Event or an Early Redemption at Issuer’s Option. Although a Mandatory Prepayment Event will occur if the Index closing level declines 15% or more from the Initial Level, because the Final Valuation Date is the Trading Day after the Mandatory Prepayment Event, the Final Level used to calculate the Redemption Amount could be less than 85% of the Initial Level. Similarly, if an Early Redemption at Issuer’s Option occurs due to the Intraday Index Level declining 15% or more from the Initial Level, the Final Level will be based on the closing level of the Index (and may be based on the closing level of the Index on the Trading Day after the day on which the decline occurs) and therefore could be less than 85% of the Initial Level.

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ADJUSTMENTS TO THE WEIGHTS OF THE CONSTITUENTS OF THE INDEX MAY LIMIT THE INDEX RETURN AND CONSEQUENTLY THE RETURN ON THE SECURITIES — During the term of the securities, the Index Sponsor may make adjustments to the weights of the futures contracts included in the Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the value of the Index during certain periods and could adversely affect the Index Return. See “The Deutsche Bank Liquid Commodity Index — Optimum Yield™ Excess Return — Determining the Instrument Amount on a Rebalancing Day.”

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and ranking. At maturity, or upon any Early Redemption Event, you will receive a positive return on your investment only if the Final Level on the relevant Final Valuation Date exceeds the Initial Level by an amount sufficient to more than offset the effect of the Adjustment Factor and, in the case of an Early Redemption Event, the Discount Factor. If the Final Level on the relevant Final Valuation Date is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor. Even if the applicable Final Level is greater than the Initial Level by an amount sufficient to more than offset the Adjustment Factor and the Discount Factor, the yield to the maturity or redemption may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Redemption Amount described in this pricing supplement is based on the full face amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. Therefore, the market value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of the commissions and/or other fees and hedging costs in the original issue price, and the Adjustment Factor, will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) intends to offer to purchase the securities in the secondary market but is not required to do so, except as described under “Early Redemption at Holder’s Option” above. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT FOR THE SECURITIES, THE INDEX SPONSOR AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities, the Index Sponsor, and the Calculation Agent for the Index. We, as Calculation Agent for the securities, will determine whether there has been a Market Disruption Event with respect to the Index, an Exchange Traded Instrument or Index Constituent. In the event of any such Market Disruption Event, we may use an alternate method to calculate the Index Intraday Level or the Index closing level, including the Initial Level and the Final Level. As the Index Sponsor, we carry out calculations necessary to promulgate the Index and maintain some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index is unavailable at the time such determination is scheduled to take place, and the Index Sponsor has even more discretion in the case of a Force Majeure event relating to the Index. The Index Sponsor also has discretion in selecting the futures contracts whose prices are reflected in the Index. Additionally, the Index Sponsor may cease publication of the Index, in which case the Issuer will be able to cause an early redemption of the securities pursuant to “Early Redemption at Issuer’s Option” above. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the Index. Because determinations made by Deutsche Bank AG, London Branch, as the Calculation Agent for the securities, Index Sponsor of the Index and the Calculation Agent for the Index, may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Constituents (or various contracts or products related to the Index Constituents) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Index and, therefore, the value of the securities or the potential payout on the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the value of the Index;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index Constituents or commodities markets generally;

•	the volatility of each Index Constituent;

•	the combined volatility of the Index Constituents, as reflected in the volatility of the Index;

•	the interest rates then prevailing in the market;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time. If the correlation among the Index Constituents changes, the value of the securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF CERTAIN COMPONENTS OF THE INDEX— The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Index may reduce the performance of the Index as a whole.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS —Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Corn and wheat prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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Corn: Corn is primarily used as a livestock feed but is also processed into food and industrial products, including starches, sweeteners, corn oil, beverage and industrial alcohol, and fuel ethanol. Demand for corn is influenced by a variety of factors including the level of global livestock production, the level of human consumption of corn and corn-derived products and, in the case of demand for production into ethanol, demand for corn as the basis for ethanol. The supply of corn is dominated by the United States, China, Central and South America and the European Union.

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Wheat: Global supply of, and demand for, wheat are generally driven by global grain production, population growth and economic activity. Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.

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Aluminum: Changes in the levels of global industrial activity and adjustments to inventory in response to changes in economic activity and/or pricing levels can cause a great deal of volatility in the demand for the aluminum. The automobile, packaging and construction sectors are particularly important to the demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

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Crude Oil: Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end–use as a refined product is often as transport fuel, industrial fuel and in–home heating fuel. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the settlement price will not be more volatile than world crude oil prices generally.

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Heating Oil: Demand for heating oil depends heavily on the level of global industrial activity and the seasonal temperatures in countries throughout the world. Heating oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

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Gold: Gold prices are affected by numerous factors, including the relative strength of the U.S. dollar (in which gold prices are generally quoted) to other currencies, industrial and jewelry demand, expectations with regard to the rate of inflation, interest rates and transactions by central banks and other governmental or multinational agencies that hold gold. The market for gold bullion is global, and gold prices are affected by macroeconomic factors such as the structure of and confidence in the global monetary system and gold borrowing and lending rates.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Index Constituents may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability is likely to adversely impact the level of the Index and, consequently, the return on your investment.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX — As the futures contracts that underlie the Index near expiration, they are replaced by contracts that have a later expiration according the Optimum Yield method, described below under “The Deutsche Bank Liquid Commodity Index – Optimum YieldTM Excess Return – Optimum Yield Methodology”. Thus, for example, a contract purchased and held in August 2007 may specify an October 2008 expiration. As that contract nears expiration, it may be replaced by selling the October 2008 contract and purchasing the contract expiring in December 2008. This process is referred to as “rolling.” Historically, the prices of crude oil and heating oil have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the October 2008 contract would take place at a price that is higher than the price at which the December 2008 contract is purchased, thereby creating a gain in connection with rolling. While crude oil and heating oil have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in crude oil and heating oil will adversely affect the levels of the Index and, accordingly, decrease the value of your securities.

Conversely, aluminum, gold, corn and wheat historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in aluminum, gold, corn and wheat will adversely affect the levels of the Index and, accordingly, decrease the value of your securities.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of aluminum are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over–the–counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a Trading Day or over a period of Trading Days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the relevant Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and consequently the Redemption Amount, could be adversely affected.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED AND RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the relevant Final Valuation Date would likely have an adverse effect on the level of the Index and, therefore, on the return on your securities. Limited liquidity relating to the Index Constituents may also result in the Index Sponsor being unable to determine the level of the Index using its normal means. The resulting discretion by the Index Sponsor in determining the Final Level could, in turn, result in potential conflicts of interest.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines.

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THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. tax treatment of a security, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of a security are uncertain and no assurance can be given that the IRS or the courts will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for a security, the timing and character of income on a security might differ materially from the description herein. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a security (including alternative treatments) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Please read carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences” and the accompanying addendum.

Because the securities are represented by a global security, the Depositary or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the Early Redemption at Holder’s Option. In order to ensure that the Depositary’s nominee will timely exercise the Early Redemption at Holder’s Option, you must instruct the broker or other direct or Indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is promptly received by the Issuer. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify the Issuer of the exercise of the Early Redemption at Holder’s Option.

In addition, DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so. DBSI expects that the repurchase price will be based on the then current Redemption Amount (as if that day were the Final Valuation Date, assuming normal market conditions as determined by the Issuer in its sole discretion).

HISTORICAL INFORMATION

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from August 1, 1997 through October 23, 2008. The Index closing level on October 23, 2008 was 482.96. We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the relevant Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. See “Underwriting” in the accompanying product supplement. After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate principal amount.

You should rely only on the information contained in this pricing supplement. We have not authorized anyone to provide information different from that contained in this pricing supplement. We are offering to sell, and seeking offers to buy, notes only in jurisdictions where offers and sales are permitted. The information contained in this pricing supplement is accurate only as of the date of this pricing supplement, regardless of the time of delivery of this pricing supplement or any sale of our notes.

Settlement

We expect to deliver the securities against payment for the securities on the settlement date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.